Exhibit 10.49

UTSTARCOM, INC.

AMENDMENT TO VIRAJ PATEL SPECIAL BONUS LETTER

Viraj Patel (“Employee”) and UTStarcom, Inc. (the “Company”, and together with Employee, the “Parties”) desire to amend the special bonus letter between the Parties dated November 1, 2008 (the “Letter”) to bring the Letter into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance promulgated thereunder (together, “Section 409A”), for good and valuable consideration, as follows:

1.             Special Bonus.  The following sentence is added before the paragraph labeled “Equity”:

“If earned, your bonus will be paid no later than March 13, 2009, subject to your continued service with UTStarcom through the date such bonus is paid.”

2.             Entire Agreement.  This Amendment to Viraj Patel Special Bonus Letter (the “Amendment”) and the Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  This Amendment may be amended at any time only by mutual written agreement of the Parties.

3.             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the 17th day of December 2008.

	UTSTARCOM, INC.	EMPLOYEE

	/s/ Mark Green	Viraj Patel

By:	Mark Green

Title:	SVP, Worldwide Human Resources and Real Estate